Exhibit 99.1

Charter Extends Maturities of Its Credit Facilities

STAMFORD, Connecticut – December 9, 2024 – Charter Communications, Inc. (NASDAQ: CHTR) (along with its subsidiaries, “Charter”) today announced that on December 3, 2024, its subsidiary, Charter Communications Operating, LLC (“CCO”), had entered into an amendment (the “Amendment”) to its existing Credit Agreement that extends the maturity date of a significant portion of its debt due in 2027 to maturity dates in 2030 and 2031.

After giving effect to the Amendment:

(i)	the aggregate principal amount of CCO’s revolving credit facility increased by $960 million, with a pricing of SOFR plus 1.25%, comprised of:

(a)	an aggregate principal amount of existing Revolving B Commitments (maturing on August 31, 2027) of $960 million, and

(b)	an aggregate principal amount of new Revolving C Commitments (maturing on March 15, 2030) of $5.5 billion,

(ii)	a portion of the existing Term A-5 Loans were converted into new Term A-7 loans, with an aggregate principal amount of Term A-7 Loans outstanding of approximately $4.5 billion and a pricing of SOFR plus 1.25% (maturing on March 15, 2030), and

(iii)	a portion of the existing Term B-2 Loans were converted into new Term B-5 Loans, with an aggregate principal amount of Term B-5 Loans outstanding of $2.5 billion and a pricing of SOFR plus 2.25% (maturing on December 15, 2031).

CCO used proceeds from the Amendment plus cash on hand to repay all the remaining Term A-5 Loans and Term B-2 Loans not converted to Term A-7 or Term B-5 Loans, respectively, in connection with the Amendment, as well as to pay related fees and expenses.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband connectivity company and cable operator with services available to more than 58 million homes and businesses in 41 states through its Spectrum brand. Over an advanced communications network, the Company offers a full range of state-of-the-art residential and business services including Spectrum Internet®, TV, Mobile and Voice.

For small and medium-sized companies, Spectrum Business® delivers the same suite of broadband products and services coupled with special features and applications to enhance productivity, while for larger businesses and government entities, Spectrum Enterprise® provides highly customized, fiber-based solutions. Spectrum Reach® delivers tailored advertising and production for the modern media landscape. The Company also distributes award-winning news coverage and sports programming to its customers through Spectrum Networks. More information about Charter can be found at corporate.charter.com.

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Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

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